Juliette Audet

Dear Juliette:

In connection with (a) the assignment of your employment to NewAmsterdam Pharma B.V. pursuant to

(1) that certain Employment Contract (the “Employment Contract”) by and between you and Globalization Partners Switzerland SA (“Globalization Partners”) and (2) that certain Labor Leasing Contract by and between Globalization Partners and NewAmsterdam Pharma B.V., an indirect wholly owned subsidiary of NewAmsterdam Pharma Company N.V. (the “Parent”, with NewAmsterdam Pharma B.V. and their respective subsidiaries and other affiliates collectively, the “Company”) and (b) your agreement to enter into that certain Confidentiality and Assignment of Inventions Agreement by and between you and the Company (the “RCA”), pursuant to this letter (the “Benefits Letter”), the Company is providing you additional information about your eligibility for certain severance benefits. Certain capitalized terms used in this Benefits Letter are defined in the attached Exhibit A. Defined terms used herein but otherwise undefined shall have the terms ascribed to them in the Employment Contract.

1.
Severance Pay and Benefits Upon a Termination by the Company without Cause or by You for Good Reason. You will be eligible for the severance benefits described in this Benefits Letter only if you sign and return the RCA prior to your commencement of employment and successfully complete the Initial Period in good standing, as determined by the Chief Executive Officer of the Company. The “Initial Period” is the first ninety (90) days of your employment; provided, however, that the Chief Executive Officer may extend the Initial Period by providing notice to you on or before the 90th day. Any determination that you have failed to successfully complete the Initial Period in good standing will be made by the Chief Executive Officer within fourteen (14) days following the end of the Initial Period If the Company terminates your employment without Cause or you terminate your employment for Good Reason following successful completion of the Initial Period in good standing], then, subject to (i) you signing a separation agreement and release in a form and manner reasonably satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities and an agreement to extend your noncompetition period through the date that is twelve (12) month’s after the beginning of the notice period described in the Employment Contract (the “Separation Agreement”) and (ii) the Separation Agreement becoming irrevocable (following a seven- business-day revocation period), all within 60 days after the Date of Termination:

a.
The Company shall pay you an amount equal to the sum of twelve (12) months of your Base Salary less the Base Salary paid to you during the notice period described in the Employment Contract; and

b.
The Company shall pay you any bonus otherwise earned or payable (but for the cessation of your employment) with respect to a bonus year ended prior to the cessation of your employment and a prorated bonus for the calendar year of your Date of Termination, calculated as the bonus you would have received in such year based on actual performance multiplied by a fraction, the numerator of which is the number of days during the calendar year of the Date of Termination, prior to commencement of the notice period described in the Employment Contract, that you were employed and the denominator of which is the total number of days during the calendar year of the Date of Termination, each paid at the time such bonuses are paid to other participants.

Except with respect to bonus payments described in Section 1(b), amounts payable under this Section 1 shall be paid out after the Separation Agreement becomes irrevocable (following a seven-business-day revocation period), in accordance with the Company’s normal payroll practice.

If your employment ends for any reason other than a termination by the Company without Cause or a termination by you for Good Reason, your employment ends for any reason during the Initial Period, or you fail to successfully complete the Initial Period in good standing, you will not be entitled to any further compensation from the Company, except as may otherwise be provided for under the Employment Contract. For the avoidance of doubt, if your employment ends due to your death or disability, you will not be eligible for the severance benefits described in this Benefits Letter.

2.
Qualifying Change in Control Termination. In the event of a Qualifying Change in Control Termination, then, subject to the Separation Agreement requirement described in Section 1 above, you will receive the severance benefits described in Section 1 above and, notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement or equity plan, (A) all of your time-based stock options and other time-based equity awards shall accelerate and become fully exercisable or nonforfeitable as of the Date of Termination, and (B) the exercise period with respect to your vested stock options shall extend until the earlier of (i) the original final expiration date for such vested stock options as provided in the applicable equity documents, or (ii) the 24-month anniversary of the Date of Termination (or, if later, the date specified in the applicable equity documents) (the “Extended Exercise Period”). You are advised to consult your tax advisor with respect to the tax implications of the Extended Exercise Period.

Very truly yours,

NewAmsterdam Pharma Company N.V.

By: /s/ Michael Davidson

Name: Michael Davidson

Title: Chief Executive Officer

Date: March 22, 2024

I have read and accept this Benefits Letter:

By: /s/ Juliette Audet

Name: Juliette Audet

Date: March 22, 2024

Exhibit A

1.
“Cause” shall mean a reasonable and good faith determination by the Board of Directors of the Company that any of the following events have occurred: (i) your dishonest statements or acts, which are not corrected within 30 days after written demand for cure from the Company, with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) your conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your intentional, willful or knowing failure to perform your assigned duties and responsibilities (other than as a result of physical or mental illness, accident or injury), which failure is not corrected within 30 days after written demand for cure from the Company; (iv) your gross negligence, willful misconduct or insubordination that results in or is reasonably anticipated to result in harm to the Company; or (v) your material violation of any material provision of any agreement(s) between you and the Company or any Company policies including, without limitation, agreements relating to noncompetition, non-solicitation, nondisclosure and/or assignment of inventions or policies related to ethics or workplace conduct, which violation is not corrected within 30 days after written demand for cure from the Company.
2.
“Change in Control” shall mean an event that constitutes a change in ownership or effective control of Parent or a change in the ownership of a substantial portion of the assets of Parent, all within the meaning of Section 409A of the Code.
3.
“Date of Termination” shall mean your last day of employment for any reason.
4.
“Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without your prior written consent: (i) any material adverse change in your title or any material diminution in your authority or responsibilities taken as a whole; (ii) any material reduction of your Base Salary, other than pursuant to an across-the-board reduction in the compensation of all senior management of the Company, provided that such reduction is proportionately equal among all such members of senior management; and (iii) any material breach by the Company of its obligations to you under the Employment Contract or this Benefits Letter.

5.
“Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Good Reason Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Good Reason Cure Period. If the Company cures the Good Reason condition during the Good Reason Cure Period, Good Reason shall be deemed not to have occurred.

6.
“Qualifying Change in Control Termination” shall mean[, following successful completion of the Initial Period in good standing,] either (i) your employment is terminated by the Company without Cause, at the request of a party (other than the Company) involved in a Change in Control, within three (3) months prior to the Change in Control (or, if longer, during the period from the date of the signing of the applicable transaction agreement(s) through the Change in Control), or (ii) your employment by the Company ceases due to a termination by the

Company without Cause or a resignation by you for Good Reason during the twelve (12) month period following a Change in Control. In the event of a Qualifying Change in Control Termination under clause (i), the changes to your equity awards shall be effective as of the Change in Control, subject to the other terms and conditions herein.